AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LADISH CO., INC. (“LADISH”),

LADISH ACQUISITION COMPANY (“SUB”),

CHEN-TECH INDUSTRIES, INC. (“COMPANY”),

AND

TOM T. M. KO AND GREGORY T. KO,
TRUSTEES OF THE KO FAMILY IRREVOCABLE TRUST
DATED JULY 22, 2008

GREGORY T. KO, TRUSTEE OF THE SHANNON J. S. KO IRREVOCABLE TRUST
DATED JUNE 25, 2008,

GREGORY T. KO, TRUSTEE OF THE AMY F. M. KO IRREVOCABLE TRUST
DATED JUNE 25, 2008, AND

SHANNON J. S. KO AND AMY F. M. KO, TRUSTEES OF THE KO FAMILY TRUST
DATED AUGUST 7, 1998, AS AMENDED

(SUCH TRUSTS COLLECTIVELY REFERRED TO HEREIN AS “SHAREHOLDERS”)

AND

SHANNON J. S. KO, AMY F. M. KO, AND TOM T. M. KO, INDIVIDUALLY

AUGUST 11, 2008

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

1.	THE MERGER	2
	1.1 The Merger	2
	1.2 Effect of the Merger	2
	1.3 Conversion of Company Shares	2
2.	POST-CLOSING ADJUSTMENT TO MERGER CONSIDERATION	3
	2.1 Amount and Time of Payment	3
	2.2 Definition of Net Adjusted Working Capital	3
	2.3 Determination of Adjustment	4
3.	JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND SHANNON KO	5
	3.1 Corporate	5
	3.2 The Ko Parties	7
	3.3 No Violation	7
	3.4 Financial Statements and Controls	8
	3.5 Tax Matters	9
	3.6 Accounts Receivable	10
	3.7 Inventory	10
	3.8 Absence of Certain Changes	11
	3.9 Absence of Undisclosed Liabilities	12
	3.10 No Litigation	12
	3.11 Compliance With Laws and Orders	13
	3.12 Title to and Condition of Properties	14
	3.13 Insurance	16
	3.14 Contracts and Commitments	17
	3.15 Labor Matters	18
	3.16 Employee Benefit Plans	19
	3.17 Employment Compensation	22
	3.18 Trade Rights	23
	3.19 Major Customers and Suppliers	23
	3.20 Product Warranty and Product Liability	24
	3.21 Bank Accounts	24
	3.22 Affiliates' Relationships to Company	25
	3.23 Assets Necessary to Business	25
	3.24 No Brokers or Finders	25
	3.25 Disclosure	25
	3.26 Investment Intent	25
4.	REPRESENTATIONS AND WARRANTIES OF BUYER	26
	4.1 Corporate	26

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	4.2 Authority	26
	4.3 Agreement Not in Breach of Other Instruments Affecting Buyer	27
	4.4 Financial Statements	27
	4.5 Ladish's SEC Filings	27
	4.6 Financing	27
	4.7 Due Diligence	27
	4.8 No Brokers or Finders	28
	4.9 Disclosure	28
	4.10 Investment Intent	28
5.	COVENANTS	28
	5.1 Title Insurance	28
	5.2 Surveys	28
	5.3 Noncompetition; Confidentiality	29
	5.4 General Releases	30
	5.5 Access to Information and Records	31
	5.6 Conduct of Business Pending the Closing	31
	5.7 Consents	32
	5.8 Other Action	32
	5.9 Disclosure Schedule	33
	5.10 Releases	33
	5.11 Tax Matters	33
	5.12 Cash and Funded Debt	33
	5.13 Ladish Capital Structure	34
	5.14 Employment Agreements	34
	5.15 Facilities Lease	34
	5.16 Pension Plan Termination	34
6.	CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS	35
	6.1 Representations and Warranties True of the Closing Date	35
	6.2 Compliance With Agreement	35
	6.3 Consents and Approvals	35
	6.4 Title Insurance	35
	6.5 Employment Agreements	35
	6.6 Real Estate Leases	35
7.	CONDITIONS PRECEDENT TO COMPANY'S AND THE KO PARTIES' OBLIGATIONS	36
	7.1 Representations and Warranties True on the Closing Date	36
	7.2 Compliance With Agreement	36
	7.3 Employment Agreements	36
	7.4 Real Estate Leases	36
8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER, COMPANY AND THE KO PARTIES	36
	8.1 Absence of Litigation	36

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9.	INDEMNIFICATION	37
	9.1 By Shareholders and Shannon Ko	37
	9.2 By Buyer	37
	9.3 Indemnification of Third-Party Claims	37
	9.4 Payment	38
	9.5 Indemnification for Environmental Matters	39
	9.6 Limitations on Indemnification	39
	9.7 No Waiver	40
10.	CLOSING	40
	10.1 Documents to be Delivered by Company and the Ko Parties	40
	10.2 Documents to be Delivered by Buyer	41
11.	TERMINATION	42
	11.1 Right of Termination Without Breach	42
	11.2 Termination for Breach	42
12.	MISCELLANEOUS	43
	12.1 Disclosure Schedule	43
	12.2 Further Assurance	43
	12.3 Disclosures and Announcements	44
	12.4 Assignment; Parties in Interest	44
	12.5 Law Governing Agreement	44
	12.6 Amendment and Modification	44
	12.7 Notice	44
	12.8 Shareholders' Agent	46
	12.9 Expenses	46
	12.10 Entire Agreement	47
	12.11 Counterparts	47
	12.12 Headings	47
	12.13 Glossary of Terms	47

Exhibits

Exhibit A	Form of Employment Agreements
Exhibit B	Lease

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Disclosure Schedule

Schedule 3.1.(c)	-	Foreign Corporation Qualification
Schedule 3.1.(g)	-	Shareholder List
Schedule 3.3	-	Violation, Conflict, Default
Schedule 3.5.(b)	-	Tax Returns (Exceptions to Representations)
Schedule 3.5.(c)	-	Tax Audits
Schedule 3.5.(d)	-	Consolidated Tax Returns
Schedule 3.5.(g)	-	Tax, Other
Schedule 3.6	-	Accounts Receivable (Aged Schedule)
Schedule 3.7	-	Inventory Off Premises
Schedule 3.8	-	Certain Changes
Schedule 3.9	-	Off-Balance Sheet Liabilities
Schedule 3.10	-	Litigation Matters
Schedule 3.11.(a)	-	Non-Compliance with Laws
Schedule 3.11.(b)	-	Licenses and Permits
Schedule 3.11.(c)	-	Environmental Matters (Exceptions to Representations)
Schedule 3.12	-	Liens
Schedule 3.12.(c)	-	Owned Real Property
Schedule 3.13	-	Insurance
Schedule 3.14.(a)	-	Real Property Leases
Schedule 3.14.(b)	-	Personal Property Leases
Schedule 3.14.(d)	-	Sales Commitments
Schedule 3.14.(g)	-	Collective Bargaining Agreements
Schedule 3.14.(h)	-	Loan Agreements, etc.
Schedule 3.14.(i)	-	Guarantees
Schedule 3.14.(l)	-	Material Contracts
Schedule 3.15	-	Labor Matters
Schedule 3.16.(a)	-	Employee Plans/Agreements
Schedule 3.17	-	Employment Compensation
Schedule 3.18	-	Trade Rights
Schedule 3.19.(a)	-	Major Customers
Schedule 3.19.(b)	-	Major Suppliers
Schedule 3.19.(c)	-	Dealers and Distributors
Schedule 3.20	-	Product Warranty, Warranty Expense and Liability Claims
Schedule 3.21	-	Bank Accounts
Schedule 3.22.(a)	-	Contracts with Affiliates
Schedule 3.22.(c)	-	Obligations of and to Affiliates

- iv -

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement") entered into as of August 11, 2008, by and among LADISH CO., INC., a Wisconsin corporation ("Ladish"); LADISH ACQUISITION COMPANY, a Nevada corporation ("Sub"); CHEN-TECH INDUSTRIES, INC., a Delaware corporation ("Company"); TOM T. M. KO AND GREGORY T. KO, TRUSTEES OF THE KO FAMILY IRREVOCABLE TRUST DATED JULY 22, 2008, GREGORY T. KO, TRUSTEE OF THE SHANNON J. S. KO IRREVOCABLE TRUST DATED JUNE 25, 2008, GREGORY T. KO, TRUSTEE OF THE AMY F. M. KO IRREVOCABLE TRUST DATED JUNE 25, 2008, and SHANNON J. S. KO and AMY F. M. KO, TRUSTEES OF THE KO FAMILY TRUST DATED AUGUST 7, 1998, AS AMENDED (the "Ko Family Trust") (such trusts each a "Shareholder" and together, the "Shareholders"); SHANNON J. S. KO, in his individual capacity ("Shannon Ko"); AMY F. M. KO, in her individual capacity ("Amy Ko"); and TOM T. M. KO, in his individual capacity ("Tom Ko").

RECITALS

    A.        Company is engaged in the business of forging jet engine components (the “Business”). Shareholders (which are trusts created by Shannon J. S. Ko and Amy F. M. Ko, who are husband and wife) own all of the issued and outstanding shares (the “Company Shares”) of capital stock of Company.

    B.        Company’s major facilities consist of a plant located at 10 Autry, Irvine, California (the “Autry Property”) and an office located at 9 Wrigley, Irvine, California (the “Wrigley Property”). The Autry Property and the Wrigley Property together are sometimes herein referred to collectively as the “Facilities.” The Facilities are owned by the Ko Family Trust.

    C.        Ladish desires to acquire the Company and the Business from Shareholders, and Shareholders desire to convey all the equity interests of the Company, and the Business, to Ladish, through the statutory merger of the Company with and into Sub, a wholly owned subsidiary of Ladish, upon the terms and conditions, and with the effects, set forth herein. Ladish and Sub are sometimes referred to collectively herein as “Buyer.”

    D.        As officers of the Company, and persons having direct beneficial interests in the Shareholders, Shannon Ko and Tom Ko will benefit from the completion of the transactions described herein, and desire that such transactions be effected on the terms and conditions provided herein. The Shareholders, Shannon Ko, Amy Ko and Tom Ko are sometimes referred to herein as the “Ko Parties”).

        NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.	THE MERGER

1.1	The Merger.

                At the Effective Time, on and subject to the terms of this Agreement, Company will merge with and into Sub (the “Merger”). The separate existence of Company shall cease, and Sub shall be the corporation surviving the Merger (the “Surviving Corporation”).

1.2	Effect of the Merger.

1.2.(a) General. The Merger shall become effective at the later of the time the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, and the time the Articles of Merger have been filed with the Secretary of State of the State of Nevada (such time, the “Effective Time”). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name of and on behalf of either Sub or Company in order to carry out and effectuate the transactions contemplated by this Agreement.

1.2.(b) Articles of Incorporation. The Articles of Incorporation of Sub in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation upon and following the Merger; provided, that the Articles of Merger shall provide for the Articles of Incorporation to be amended, upon the Merger, to change the name of the Surviving Corporation to “Chen-Tech Industries, Inc.”

1.2.(c) Bylaws. The bylaws of Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation upon and following the Merger.

1.2.(d) Directors. The directors of Sub in office at the Effective Time will be the directors of the Surviving Corporation upon and following the Merger, to serve until their successors have been duly elected.

1.2.(e) Officers. The officers of Sub in office at the Effective Time will be the officers of the Surviving Corporation upon and following the Merger, to serve at the pleasure of the board of directors.

1.3	Conversion of Company Shares.

1.3.(a) General. At and as of the Effective Time, the outstanding Company Shares shall be canceled and retired and shall be converted into the right to receive an aggregate of cash in the amount of $29,750,000.00, plus common shares of Ladish having an aggregate value (determined as provided in Section 1.3.(b) below) of $29,750,000.00. The common shares of Ladish to be issued pursuant to the Merger are sometimes referred to herein as the “Ladish Shares”; and the Ladish Shares, together with the cash specified in the previous sentence, are sometimes referred to herein collectively as the “Merger Consideration.” At and as of the Effective Time, each outstanding Company Share shall be canceled and retired and shall be converted into the right to receive cash and Ladish Shares in an amount equal to the amount determined by dividing the Merger Consideration by the total number of Company Shares outstanding at the Effective Time. Shares of treasury stock, and any other shares of stock of Company not outstanding at the Effective Time, shall not be included in such denominator, and shall be canceled at the Effective Time. The aggregate number of Ladish Shares issuable to each Shareholder in the Merger shall be rounded to the nearest integral share.

1.3.(b) Valuation of Ladish Shares. The number of shares of common stock of Ladish to be issued hereunder shall be determined by dividing (i) $29,750,000.00 by (ii) the average closing price of Ladish’s common stock on the Nasdaq Stock Market for the period of 30 consecutive business (trading) days ending on the third day prior to the Closing Date (the “Valuation Period”).

2.	POST-CLOSING ADJUSTMENT TO MERGER CONSIDERATION

2.1	Amount and Time of Payment.

                The parties acknowledge that the Merger Consideration was determined based upon the Recent Balance Sheet of the Company (as defined below), at which time Company’s Net Adjusted Working Capital (as defined below) was equal to $12,094,314.00 (the “Recent Balance Sheet Net Adjusted Working Capital”). On or before the fifth business day following the final determination of the Company’s Closing Date Net Adjusted Working Capital, as provided below (such date, the “Settlement Date”), either (i) the Shareholders’ Agent (as defined in Section 12.8) shall pay to Buyer the amount, if any, by which the Recent Balance Sheet Net Adjusted Working Capital exceeds the Closing Date Net Adjusted Working Capital, or (ii) Buyer shall pay to the Shareholders’ Agent the amount, if any, by which the Closing Date Net Adjusted Working Capital exceeds the Recent Balance Sheet Net Adjusted Working Capital. Such payment shall be made by wire transfer to an account designated in writing by the recipient.

2.2	Definition of Net Adjusted Working Capital.

                The term “Net Adjusted Working Capital” shall mean the dollar amount determined by subtracting the book values of (i) the aggregate of all items properly characterized as “current liabilities” other than “Bank loan,” “Lease payable,” “Deferred tax liability” and “Income tax payable” from (ii) the aggregate of all items properly characterized as “current assets” other than “Cash”; provided, however, that Inventory is presumed to be valued at $9,500,000 as of the Recent Balance Sheet date, for the purpose of this Agreement. The foregoing shall be determined in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and applied consistently with those used in preparing the Recent Balance Sheet; provided that in calculating the Closing Date Net Adjusted Working Capital, the following principles shall be applied:

(i) Prepaid expenses shall be valued at not more than the net realizable value which Company can obtain from such assets.

(ii) Inventory shall be valued in accordance with the following standards: a physical inventory shall be taken by Buyer and Shareholder’s Agent, or his designee, as of the close of business on the day immediately prior to the Closing Date (the “Effective Time”); inventory which relates to discontinued products or which is otherwise obsolete shall not be valued; inventory which represents more than six (6) months projected requirements based, on the prior 12 months’ usage, of any item of inventory shall not be valued; only inventory of first quality and good and usable in the ordinary course of business shall be valued; and except to the extent otherwise provided for herein, inventory shall be valued on the basis of the lower of cost or market.

(iii) All accrued liabilities shall be sufficient for the payment in full of the liabilities to which they relate and accrued expenses shall reflect all accruals of a character that would be reflected in a manner consistent with a year-end balance sheet, including, without limitation, wages, bonuses, vacation, holiday and sick pay (and employee payroll taxes applicable thereto) attributable to all periods or partial periods prior to the Effective Time.

(iv) Accounts receivable and notes receivable shall be stated net of an appropriate reserve for doubtful accounts and anticipated collection expenses.

(v) There shall be established a reasonable and sufficient reserve for all anticipated costs and expenses (whether or not covered under Company’s product warranties) for the repair or replacement of products manufactured on or prior to the Closing Date which are defective in design, materials or workmanship.

2.3	Determination of Adjustment.

                The Net Adjusted Working Capital, as of the Closing (the “Closing Date Net Adjusted Working Capital”) shall be determined as follows:

(i) Within twenty (20) days after the Closing Date, Buyer shall deliver to the Shareholders’ Agent a schedule as of the Effective Time, prepared in accordance with U.S. GAAP from the books and records of Company, on a basis consistent with the accounting principles theretofore followed by Company in the preparation of the Recent Balance Sheet and in accordance with this Article 2, and fairly presenting the Net Adjusted Working Capital of Company as of the Effective Time. The schedule shall be accompanied by a report of Buyer’s chief financial officer (1) setting forth the amount of the Closing Date Net Adjusted Working Capital, (2) stating that the schedule has been prepared in accordance with U.S. GAAP, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this Article 2, and (3) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom, pursuant to Section 2.1 hereof.

(ii) Within 15 days following the delivery of the schedule referred to in (i) above, the Shareholders’ Agent or a firm of independent accountants engaged by the Shareholders’ Agent (“Shareholders’Accountants”) may object to any of the information contained in said schedule which could affect the necessity or amount of any payment by Buyer or the Shareholders’ Agent pursuant to Section 2.1 hereof. Any such objection shall be made in writing and shall state the Shareholders’ Agent’s determination of the amount of the Closing Date Net Adjusted Working Capital.

(iii) In the event of a dispute or disagreement relating to the schedule which Buyer and the Shareholders’ Agent are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the “Third Accounting Firm”) to be mutually selected by the Shareholders’ Agent and Buyer or, if no agreement is reached, by Ladish’s independent accountants and Shareholders’ Accountants. The Third Accounting Firm shall make a resolution of the calculation of Closing Date Net Adjusted Working Capital, which shall be final and binding for purposes of this Article 2. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and the Shareholders’ Agent (ratably for the accounts of the Shareholders).

(iv) Buyer agrees to permit the Shareholders’ Agent, the Shareholders’ Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer’s Accountants and access to representatives of Buyer’s Accountants, which documents and access are necessary to review the schedule delivered by Buyer in accordance with this Section 2.3. In addition, Shareholders’ Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such schedule.

3.JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND SHANNON KO

                Shareholders and Shannon Ko, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date as if made on such date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

3.1	Corporate.

3.1.(a) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.1.(b) Corporate Power. Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

3.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.1.(c).

3.1.(d) Subsidiaries. Company does not own any interest in any corporation, partnership or other entity.

3.1.(e) Corporate Documents, etc. The copies of the Certificate of Incorporation and By-Laws of the Company, including any amendments thereto, which have been delivered by Shareholders to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Company. The directors and officers of the Company are listed in Schedule 3.1.(e).

3.1.(f) Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and shareholders of Company. No other or further corporate act or proceeding on the part of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms.

3.1.(g) Capitalization of the Company. The authorized capital stock of the Company consists entirely of 89,000 shares of common stock, par value $.01 per share. No shares of such capital stock are issued or outstanding except for 29,750 shares of common stock of the Company which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.1.(g). All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of the Company’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or (c) contracts, commitments, agreements, obligations, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company, any such convertible or exchangeable securities or any such options, warrants or other rights. At the time of Closing, the aggregate amount (including principal and interest) of the Company’s indebtedness for borrowed money, whether long term or short term, shall not exceed $5,000,000 (the “Permitted Debt”); and except for bank debt included in such amount, the Company will have no outstanding long term liabilities (as such term is understood under U.S. GAAP), nor any short term liabilities not included in the calculation of Net Adjusted Working Capital.

3.2	The Ko Parties.

3.2.(a) Power. Each of the Ko Parties has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents sometimes referred to herein as “Ancillary Instruments”), and to carry out the transactions contemplated hereby. The persons identified above as the trustees of each Shareholder constitute all of the duly appointed and currently acting trustees of such trust.

3.2.(b) Validity. This Agreement has been duly and validly executed and delivered by each of the Ko Parties and is, and when executed and delivered each Ancillary Instrument will be, the legal, valid and binding obligation of each such party, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2.(c) Title. Each Shareholder has good and marketable title to the Shares set forth opposite such Shareholder’s name in Schedule 3.1.(g), free and clear of all Liens (as defined in Section 3.12) including, without limitation, voting trusts or agreements, proxies, or marital or community property interests.

3.3	No Violation.

                Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by the Ko Parties of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any “plant-closing” or similar law), or (c) subject to obtaining the consents referred to in Schedule 3.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company (or the Company Shares) under, any term or provision of the Certificate of Incorporation or By-Laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any of the Ko Parties is a party or by which Company, any of the Ko Parties, or any of its or their assets or properties may be bound or affected.

3.4	Financial Statements and Controls.

3.4.(a) Financial Statements. Shareholders have provided Buyer true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of December 31, 2006 and 2007, and the related statements of income for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been audited by C. Jim Chen Accountancy Corp., independent accountants for Company. All of such financial statements are true, complete and accurate, and, except with respect to the manner in which the Company carries its Inventory, have been prepared in accordance with U.S. GAAP applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present the assets, liabilities and financial position, and the results of operations of Company, as of the dates and for the years and periods indicated. Shareholders have also provided Buyer true and complete copies of a balance sheet of Company as of March 31, 2008 (the “Recent Balance Sheet”) and the related statement of income for the three-month period then ended (together, the “Interim Financial Statements”). The Interim Financial Statements are true, complete and accurate, and, except with respect to the manner in which the Company carries its Inventory, have been prepared in accordance with U.S. GAAP (except for the lack of footnote disclosure) applied on a basis consistent with the audited financial statements furnished to Buyer, have been prepared in accordance with the books and records of Company, and fairly present the assets, liabilities and financial position of, and the results of operation of, Company as of and for such date.

3.4.(b) Internal Controls Over Financial Reporting. The Company maintains internal control over financial reporting (as defined by the rules and regulations of the Securities and Exchange Commission). To the best of Shareholders’ knowledge, such control is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with U.S. GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. Since December 31, 2003, the Company has discovered no significant deficiencies in the design or operation of, and no material weaknesses in, its internal controls over financial reporting. Notwithstanding the foregoing, Buyer acknowledges that the Company has not been required to, and has not, performed testing of its internal control over financial reporting in order to determine the effectiveness thereof or to determine whether any significant deficiencies or material weaknesses exist. Shareholders expressly disavow any warranty or representation as to the adequacy of the Company’s internal control over financial reporting as may be required by Buyer.

3.5	Tax Matters.

3.5.(a) Provision For Taxes. The provision made for taxes on the Recent Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company.

3.5.(b) Tax Returns Filed. Except as set forth on Schedule 3.5.(b), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by Company for each of its five most recent fiscal years have been delivered to Buyer. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

3.5.(c) Tax Audits. The federal and state income tax returns of Company have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.5.(c), and Company has not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

3.5.(d) Consolidated Group. Schedule 3.5.(d) lists every year Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group. No affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.

3.5.(e) S Corporation Status. Company properly and timely filed a valid election under Code Section 1362 to be treated as an S corporation as defined under Code Section 1361 for federal income tax purposes, effective January 1, 1999. Such election has remained in effect at all times since such date. Except for transactions contemplated by this Agreement, no Ko Party, nor Company, nor any shareholder of Company, has taken any action or failed to take any action, nor has any event occurred, that would result in the revocation or termination of such election at any time.

3.5.(f) Built-In Gain. Company’s “net unrealized built-in gain,” as such phrase is defined in Section 1374(d) of the Code, has not been calculated as of the Recent Balance Sheet date or at the Closing. Should it become necessary in the future to determine Company’s “net unrealized built-in gain” as of any date, the Shareholders and Shannon Ko, jointly and severally, will indemnify Company and Buyer for any costs associated with such determination and any taxes, interest and penalties associated with the recognition of the “net unrealized built-in gain” by federal or state taxing authorities.

3.5.(g) Other. Except as set forth in Schedule 3.5.(g), since December 31, 2000, Company has not (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement. Company is not a “United States real property holding company” within the meaning of Section 897 of the Code.

3.6	Accounts Receivable.

                All accounts receivable of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Schedule 3.6 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

3.7	Inventory.

                All inventory of Company reflected on the Recent Balance Sheet consists of a quality and quantity useable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet. All inventory purchased since the date of such balance sheet consists of a quality and quantity useable and saleable in the ordinary course of business. Except as set forth in Schedule 3.7, all inventory of Company is located on premises owned or leased by Company as reflected in this Agreement. All work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with no recent history of credit problems with respect to Company; neither Company nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to services performed prior to Closing.

3.8	Absence of Certain Changes.

                Except as and to the extent set forth in Schedule 3.8, since the date of the Recent Balance Sheet there has not been:

3.8.(a) No Adverse Change. Any adverse change in the financial condition, assets, liabilities, business, prospects or operations of Company;

3.8.(b) No Damage. Any loss, damage or destruction, whether covered by insurance or not, affecting Company’s business or properties;

3.8.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

3.8.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Company;

3.8.(e) No Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

3.8.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company’s capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any shareholder of Company as such a shareholder, except for the Shareholders’ right to retain the cash on the Company’s balance sheet as of the Closing Date;

3.8.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

3.8.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company, except to the extent consistent with the indebtedness permitted to exist at the Closing under Section 3.1.(f);

3.8.(i) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the properties or assets of Company;

3.8.(j) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

3.8.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term “Affiliate” shall mean and include all Shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market);

3.8.(l) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company’s policies or practices with respect to the granting of credit; or

3.8.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company.

3.9	Absence of Undisclosed Liabilities.

                Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 3.9, or in Section 5.16, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.9, neither Company nor any Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company’s business and consistent with past practice.

3.10	No Litigation.

                Except as set forth in Schedule 3.10, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to the best of the Shareholders’ knowledge, threatened against Company, its directors (in such capacity), its business or any of its assets, nor does Company or any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.10 also identifies all Litigation to which Company or any of its directors (in their capacity as officers, directors or shareholders of Company) have been parties since December 31, 2001. Except as set forth in Schedule 3.10, neither Company nor its business or assets is subject to any Order of any Government Entity.

3.11	Compliance With Laws and Orders.

3.11.(a) Compliance. Except as set forth in Schedule 3.11.(a), to the best of the Shareholders’ knowledge, Company (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined. Except as set forth in Schedule 3.11.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Claim (as defined herein) for past or continuing violation of, any Laws or Orders. To the best of the Shareholders’ knowledge, all reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

(i) To the best of the Shareholders’ knowledge, the operation of Company’s business as it is now conducted does not, nor does any condition existing at the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

(ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

(iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

3.11.(b) Licenses and Permits. To the best of the Shareholders’ knowledge, Company has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business (as presently conducted and as proposed to be conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.11.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.11.(b), Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

3.11.(c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment and health and safety matters related thereto, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances (including, without limitation, petroleum or petroleum based substances, asbestos-containing or lead-containing materials, polychlorinated biphenyls, radioactive materials, radon, and mold) (collectively, “Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section 3.11, to the best of the Shareholders’ knowledge, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or, to the best of the Shareholders’ knowledge, threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.11.(c), there are no past or present (or, to the best of the Shareholders’ knowledge, threatened or likely future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. No property currently owned or operated by Company, or formerly owned or operated by Company, including soil, groundwater, surface water, buildings or other structures, is or has been, to the best of the Shareholders’ knowledge, contaminated with any Waste.

3.12	Title to and Condition of Properties.

3.12.(a) Marketable Title. Company has good and marketable title to all of Company’s assets, business and properties, including, without limitation, all such properties (tangible and intangible) reflected in the Recent Balance Sheet, except for inventory disposed of in the ordinary course of business since the date of such Recent Balance Sheet, free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Schedule 3.12 and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been fully accrued or reserved against in the Recent Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized. None of Company’s assets, business or properties are subject to any restrictions with respect to the transferability thereof; and Company’s title thereto will not be affected in any way by the transactions contemplated hereby.

3.12.(b) Condition. All property and assets owned or utilized by Company are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

3.12.(c) Real Property. Schedule 3.12.(c) sets forth all real property owned, used or occupied by Company (the “Real Property”), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 3.12.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law, regulation or ordinance. No public improvements have been commenced and to Company’s and Shareholders’ knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. No portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Neither Company nor any Shareholder has notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in “(ii)” above, (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (v) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property. The Real Property constitutes all real property owned, used or occupied by the Company at any time since its incorporation.

3.12.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Shareholders’ knowledge has any such condemnation, expropriation or taking been proposed.

3.13	Insurance.

                Set forth in Schedule 3.13 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.13 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $25,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.13 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and no Shareholder has knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since December 31, 2001 all products liability and general liability policies maintained by or for the benefit of Company have been “occurrence” policies and not “claims made” policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and no Shareholder knows of any basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all requirements of law and with the requirements of all material contracts to which Company is a party.

3.14	Contracts and Commitments.

3.14.(a) Real Property Leases. Except as set forth in Schedule 3.12.(c), Company has no leases of real property.

3.14.(b) Personal Property Leases. Except as set forth in Schedule 3.14.(b), Company has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than twelve months.

3.14.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of twelve months normal usage, or which are at an excessive price.

3.14.(d) Sales Commitments. Except as set forth in Schedule 3.14.(d), Company has no sales contracts or commitments to customers or distributors which aggregate in excess of $10,000 to any one customer or distributor (or group of affiliated customers or distributors) other than Buyer. Company has no sales contracts or commitments except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company.

3.14.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

3.14.(f) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

3.14.(g) Collective Bargaining Agreements. Except as set forth in Schedule 3.14.(g), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

3.14.(h) Loan Agreements. Except as set forth in Schedule 3.14.(h), Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

3.14.(i) Guarantees. Except as disclosed on Schedule 3.14.(i), Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

3.14.(j) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation.

3.14.(k) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the operation of Company. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

3.14.(l) Other Material Contracts. Company has no lease, contract or commitment of any nature involving consideration or other expenditure in excess of $10,000, or involving performance over a period of more than twelve months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.14.(l) or in any other Schedule.

3.14.(m) No Default. Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company’s obligations or result in the creation of any Lien on any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

3.15	Labor Matters.

                Except as set forth in Schedule 3.15, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 3.15, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

3.16	Employee Benefit Plans.

3.16.(a) Disclosure. Schedule 3.16.(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons (“Company Employees”) employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as “Employee Plans/Agreements,” and each individually as an “Employee Plan/Agreement.” True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.16.(a), to the extent applicable, as one or more of the following: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), a “defined benefit plan” (as defined in Section 414 of the Code), an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a “multiemployer plan” (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

3.16.(b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any “complete withdrawal” (as defined in Section 4203 of ERISA) or “partial withdrawal” (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

(i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation (“PBGC”)) to terminate any such plan;

(iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

(iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

(v) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

(vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

(vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

3.16.(c) Prohibited Transactions, etc. There have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

3.16.(d) Full Funding. The funds available under each Employee Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company’s actuaries in connection with the funding of such Employee Plan/Agreement).

3.16.(e) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

3.16.(f) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (v) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

3.16.(g) Post-Retirement Benefits. No Employee Plan/Agreement provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

3.16.(h) No Triggering of Obligations. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

3.16.(i) Delivery of Documents. There has been delivered to Buyer, with respect to each Employee Plan/Agreement:

(i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

(ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

(iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

(iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a “qualified plan” under Section 401 of the Code.

With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.16.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

3.16.(j) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

3.16.(k) Section 409A. Each Employee Plan/Agreement that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (“409A Plan”) has been operated in compliance with Section 409A of the Code since January 1, 2005, based on a good faith, reasonable interpretation of (i) Section 409A of the Code, (ii) the proposed and final regulations issued thereunder, or (iii) IRS Notice 2005-1, as modified. Each 409A Plan has complied, or may prior to January 1, 2009, be amended to comply, fully with the requirements of the final regulations promulgated under Section 409A of the Code. No Employee Plan/Agreement that would be a 409A Plan but for the effective date provisions applicable to Section 409A of the Code as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (“AJCA”) has been “materially modified” within the meaning of Section 885(d)(2)(B) of AJCA after October 3, 2004 or has been operated in violation of Section 409A.

3.17	Employment Compensation.

                Schedule 3.17 contains a true and correct list of all employees to whom Company is paying compensation for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

3.18	Trade Rights.

                Schedule 3.18 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.18 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the business of Company, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the business of Company, nor is any other person infringing the Trade Rights of Company. Company has not granted any license or made any assignment of any Trade Right listed on Schedule 3.18, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge Company’s right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company. As used herein, the term “Trade Rights” shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

3.19	Major Customers and Suppliers.

3.19.(a) Major Customers. Schedule 3.19.(a) contains a list of the five largest customers of Company for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.

3.19.(b) Major Suppliers. Schedule 3.19.(b) contains a list of all suppliers to Company of goods or services in excess of $50,000 in the aggregate for either of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.19.(b) will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

3.19.(c) Dealers and Distributors. Schedule 3.19(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of Company, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

3.20	Product Warranty and Product Liability.

                Schedule 3.20 contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.20 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the five (5) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.20 contains a description of all product liability claims and similar Litigation relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s or any Shareholder’s knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign by Company and, to Company’s or any Shareholder’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.20, the term “Products” means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company. Company has not incurred any material warranty expense during the course of the last three (3) years.

3.21	Bank Accounts.

                Schedule 3.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.22	Affiliates’Relationships to Company.

3.22.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 3.22.(a).

3.22.(b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company or is competitive with Company’s business, or (ii) any property, asset or right which is used by Company in the conduct of its business.

3.22.(c) Obligations. All obligations of any Affiliate to Company, and all obligations of Company to any Affiliate, are listed on Schedule 3.22.(c).

3.23	Assets Necessary to Business.

                Company presently has and at the Closing will have good, valid and marketable title to all property and assets, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Buyer to carry on the business of Company as presently conducted.

3.24	No Brokers or Finders.

                Neither Company nor any of the Ko Parties, nor any of its or their directors, officers, employees, shareholders, trustees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

3.25	Disclosure.

                No representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company or the Ko Parties pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company and/or Shareholders shall be deemed representations and warranties by the Shareholders.

3.26	Investment Intent.

        The Shareholders are acquiring their Ladish Shares hereunder for their own accounts respectively, with no present intent to transfer or distribute them. The Shareholders acknowledge that the Ladish Shares will not, at the Closing Date, have been registered under the federal Securities Act of 1933, as amended (the “Securities Act”) or the securities registration laws of any other jurisdiction, and that therefore such shares may not be transferred without subsequent registration, or pursuant to an available exemption under the Securities Act and any other applicable laws regarding the sale of securities. The Shareholders agree that they will not attempt to transfer any of the Ladish Shares pursuant to an exemption under the Securities Act (other than pursuant to Rule 144 and/or Rule 145, when and if available) without having provided Buyer with an opinion of qualified securities counsel, acceptable in all respects to Buyer, that such transfer is in compliance with the exemption claimed. As a condition to effecting any such transfer, Buyer may require written agreement by the transferee to be bound by the restrictions on transfer provided herein. Each Shareholder represents and warrants that such Shareholder has (or will, after the Closing, have) sufficient liquid assets that liquidation of all or any portion of the Buyer Shares will not be necessary in the foreseeable future, and also acknowledges the risks inherent in holding the Ladish Shares indefinitely (including, without limitation, those risks disclosed in Ladish’s periodic filings with the Securities and Exchange Commission (the “SEC”)). Shareholders acknowledge that the certificates for Ladish Shares issued to them hereunder shall bear appropriate restrictive legends, and that Ladish’s transfer agent may, in the discretion of Ladish, be given appropriate “stop transfer” instructions.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

                Buyer makes the following representations and warranties to the Ko Parties, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Ko Parties or any notice to the Ko Parties, and shall survive the Closing of the transactions provided for herein.

4.1	Corporate.

4.1.(a) Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Ladish is a corporation duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Wisconsin. Ladish has, and will continue to have at all times until Closing hereunder, a sufficient number of authorized but unissued shares of common stock of Ladish to be able to issue all of the Ladish Shares which are to be issued hereunder.

4.1.(b) Corporate Power. Each of Ladish and Sub has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by such Buyer and to carry out the transactions contemplated hereby and thereby.

4.1.(c) Status of Ladish Shares. The Ladish Shares, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

4.2	Authority.

                The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Ladish and Sub, respectively, pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of Ladish and Sub, respectively. No other corporate act or proceeding on the part of either Buyer or their respective shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by such Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Ladish and Sub, respectively, pursuant hereto will constitute, valid and binding agreements of such Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.3	Agreement Not in Breach of Other Instruments Affecting Buyer.

                The execution and delivery of this Agreement and the consummation of the transactions provided for herein by Buyer do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or Ladish under, any agreement, indenture or other instrument by which Buyer or Ladish is bound, Buyer’s or Ladish’s articles of incorporation or bylaws, any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation.

4.4	Financial Statements.

                The financial statements of Ladish as of December 31, 2007, and the fiscal year then ended, audited by Grant Thornton LLP, have been prepared in accordance with U.S. GAAP and fairly and accurately present the financial condition of Ladish as of such date. Since such date, there has been no material adverse change in the financial condition of Ladish.

4.5	Ladish’s SEC Filings.

                Neither Ladish’s Report on Form 10-K for the year ended December 31, 2007 nor any other document filed by Ladish with the Securities and Exchange Commission (“SEC”) since December 31, 2007, contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading as of the date such filing was made.

4.6	Financing.

                Sub and Ladish have sufficient cash and/or available credit facilities to pay the purchase price and any adjustments thereto and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

4.7	Due Diligence.

                As of the date of this Agreement, Buyer has completed all due diligence and other investigations of the Company which Buyer may require in order to finalize the transactions contemplated by this Agreement. Except for the representations, warranties and covenants of the Ko Parties contained in this Agreement, Buyer is not relying on the representations, warranties or statements of any person and Buyer acknowledges that no other person has been authorized by Company or the Ko Parties to provide information concerning Company.

4.8	No Brokers or Finders.

                Neither Ladish nor Sub nor any of their directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.9	Disclosure.

                No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

4.10	Investment Intent.

                The Company Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

5.	COVENANTS

5.1	Title Insurance.

                Prior to the Closing, Shareholders, at their expense, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to the Surviving Corporation standard form lessee’s policies of title insurance with respect to all the Facilities, together with a copy of each document to which reference is made in such commitments. Such policies shall be upon standard ALTA Form 1992 leasehold owner’s policies and in such amounts as such shall be reasonably acceptable to Buyer. In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer’s lender, and a non-imputation endorsement).

5.2	Surveys.

                To the best knowledge of Shareholders, the Certified Survey Maps of the Real Property provided to Buyer by Shareholders are genuine and accurate, and have not been superseded. Buyer’s acceptance of such Certified Survey Maps in lieu of a current survey prepared in accordance with ALTA/ASCM standards shall not be construed as a waiver of any representation or warranty in this Agreement relating to any Real Property, whether or not any condition constituting an inaccuracy of such representation or warranty would have been disclosed on such survey.

5.3	Noncompetition; Confidentiality.

                Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business of Company being acquired pursuant to this Agreement, each of the Ko Parties agrees as follows:

5.3.(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, each Shareholder, and Shannon Ko, agrees that it or he will not, directly or indirectly:

(i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor;

(iii) directly or indirectly solicit or encourage any employee of Company supervised at any time by Shannon Ko or Tom Ko to terminate employment with the Surviving Corporation or to work with any competitor of the Surviving Corporation (it being understood that this provision is not intended and shall not be construed to prohibit the employment of any such employee who pursues or accepts such employment without any solicitation or encouragement by any of the Ko Parties); or

(iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business;

provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation, nor shall the foregoing prevent Shannon Ko from providing services to the Surviving Corporation after the Closing if so requested by Buyer. The parties further agree that Shannon Ko’s establishment and ownership of a forging facility in Taiwan for the purpose of supplying GE Honda Aero Engines, LLC with components for the HF118 jet engine for the Hondajet will not be prohibited by this provision. Shannon Ko agrees he will not otherwise use this new facility in Taiwan to compete with the Surviving Corporation or Buyer. The parties agree that the Company and Buyer operate throughout the world, and therefore the geographic scope of this covenant not to compete is not limited. Notwithstanding the foregoing, Buyer acknowledges that there may be contract opportunities that neither Ladish nor any Ladish Affiliate would be interested in pursuing. Buyer agrees that the pursuit of such opportunities by Shannon Ko’s forging facility in Taiwan shall not be prohibited by this provision. The parties agree to meet and confer in good faith from time to time to establish parameters for the identification of such contract opportunities. Any dispute concerning the reasonable interpretation of this requirement shall be subject to mediation before a neutral party having knowledge of the industry and the nature of the parties’ respective business capabilities and target markets. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the business of the Surviving Corporation. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

5.3.(b) Covenant of Confidentiality. Each of the Ko Parties agrees that it or he will not, at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning Company. For purposes hereof, “confidential information” shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer lists and customer information, and all other information concerning Company’s processes, apparatus, equipment, packaging, products, marketing and distribution methods, not previously disclosed to the public directly by Company.

5.3.(c) Equitable Relief for Violations. Each of the Ko Parties agrees that the provisions and restrictions contained in this Section 5.3 are reasonable in scope and necessary to protect the legitimate continuing interests of Buyer in acquiring the Company Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.3.

5.4	General Releases.

                At the Closing, each of the Ko Parties shall deliver a general release to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Company and the directors, officers, agents and employees of Company from all claims to the Closing Date, except (i) for claims arising directly hereunder, (ii) as may be described in written contracts disclosed in the Disclosure Schedule and expressly described and excepted from such releases, and (iii) compensation for current periods expressly described and excepted from such releases. Such releases shall also contain waivers of any right of contribution or other recourse against Company with respect to representations, warranties or covenants made herein by Company.

5.5	Access to Information and Records.

                During the period prior to the Closing, each of the Ko Parties shall cause Company to give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which consent shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company. Following the Closing, Buyer, upon reasonable notice, shall provide the Ko Parties access to the pre-Closing records of the Company in order to respond to any claims for which the Ko Parties are responsible, or for other proper purposes.

5.6	Conduct of Business Pending the Closing.

                From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, the Ko Parties shall cause each of the following to occur:

5.6.(a) No Changes. Company will carry on its Business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

5.6.(b) Maintain Organization. Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company and will use its best efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

5.6.(c) No Breach. Company and the Ko Parties will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company and/or the Ko Parties herein, or which would have required disclosure on Schedule 3.8 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

5.6.(d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Company (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

5.6.(e) No Corporate Changes. Company shall not amend its Certificate of Incorporation or By-Laws or make any changes in authorized or issued capital stock.

5.6.(f) Maintenance of Insurance. Company shall maintain all of the insurance in effect as of the date hereof and shall procure such additional insurance as shall be reasonably requested by Buyer.

5.6.(g) Maintenance of Property. Company shall use, operate, maintain and repair all property of Company in a normal business manner.

5.6.(h) Interim Financials. Company will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

5.6.(i) No Negotiations. Neither Company nor any Ko Party will directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of Company, Company’s assets or business or any part thereof or any equity securities of Company (an “acquisition proposal”), and Company and the Ko Parties shall immediately advise Buyer of the receipt of any acquisition proposal.

5.6.(j) No Transfer of Company Shares. No Shareholder shall transfer or attempt to transfer any of the Company Shares; and Company shall refuse to accept any certificates for Company Shares to be transferred or otherwise to allow such transfers to occur upon its books.

5.7	Consents.

                Company and each of the Ko Parties will use their best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

5.8	Other Action.

        Company and each of the Ko Parties shall use their best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement. Without limiting the generality of the foregoing, each Shareholder agrees to vote its Company Shares in favor of the Merger and to refrain from exercising any right of dissent or appraisal available under any applicable statute; and each of Shannon Ko and Tom Ko agrees to take all such action, in his capacity as a director, officer or agent of the Company, necessary or appropriate to cause the Merger to become effective, including, without limitation, causing the Merger to be presented to the Shareholders for their vote or consent as required under the Delaware General Corporation Law and the Certificate of Incorporation and By-Laws of the Company, all prior to the Closing Date specified herein.

5.9	Disclosure Schedule.

                The Ko Parties and Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

5.10	Releases.

                Following the Closing, Buyer and Company shall release and hold harmless the Ko Parties from any personal guarantees the Ko Parties have given to banks or other financial institutions on behalf of the Company.

5.11	Tax Matters.

5.11.(a) Tax Return Preparation. Except as specifically otherwise provided in this Section 5.11.(a), the Shareholders, at their joint expense, shall cause all tax returns for all periods ending on or before the Closing Date to be prepared, and shall cause all such returns due prior to the Closing Date to be duly and timely filed and all taxes due thereunder to be paid. Notwithstanding the foregoing, Buyer, at its sole expense, shall cause federal and California corporate income tax returns of the Company to be prepared for any short year ending on the Closing Date, and all taxes due for such period shall be paid by the Shareholders. In each of the foregoing cases, the party or parties preparing such return shall provide the other party or parties a reasonable opportunity to review the return(s) so prepared prior to the filing due date, and to object to errors or other improprieties therein; and each return prepared by or for the Shareholders shall be subject to all the representations and warranties provided in Section 3.5 hereof.

5.11.(b) Federal Income Tax Deposit. Promptly after receipt of a refund from the Department of the Treasury of any deposit placed by the Company pursuant to Section 7519 of the Code, Buyer shall remit such funds to the Shareholders, pro rata in proportion to their respective shares of the Purchase Price.

5.11.(c) Reorganization. It is the intent of the parties that the Merger shall qualify, and shall be treated for federal income tax purposes, as a “reorganization” pursuant to Section 368(a) of the Code. Except as otherwise required by law, the parties agree not to take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization, within the meaning of Section 368(a) of the Code.

5.12	Cash and Funded Debt.

                Except for the Permitted Debt, prior to or at the Closing, the Ko Parties shall cause Company to (a) fully discharge all debt for borrowed funds (including all principal, interest, fees, charges and other obligations relating thereto) and other long term liabilities, (b) settle all receivables from and payables to its Affiliates, and (c) distribute to Shareholders any remaining cash on hand. It is acknowledged by all parties that the Purchase Price as negotiated and agreed upon contemplates a cashless, debt-free (with the exception of the Permitted Debt) Company at the Closing, and if and to the extent that the parties mutually agree it is impossible, or impracticable, to achieve this intent, then any remaining assets or liabilities of the type described in the first sentence above shall be included as appropriate in the calculation of the Closing Date Net Adjusted Working Capital.

5.13	Ladish Capital Structure.

                From the beginning of the Valuation Period until the Closing, except as otherwise approved in writing by the Ko Parties, Ladish shall refrain from taking any action and from entering into any transaction resulting in a reclassification, stock split, reverse stock split, stock dividend, recapitalization, merger (other than the Merger), or other similar transaction materially affecting the quoted market price of Ladish’s common shares.

5.14	Employment Agreements.

                Company shall enter into Employment Agreements with each of Shannon Ko and Tom Ko, in substantially the form and substance of Exhibit A attached hereto.

5.15	Facilities Lease.

                Buyer (or, at Buyer’s option, Company) and the trustees of the Ko Family Trust shall enter into a Lease, in substantially the form and substance of Exhibit B attached hereto, providing for the lease by the Ko Family Trust to Buyer or Company of the Facilities, beginning at the Closing Date.

5.16	Pension Plan Termination.

                Notwithstanding any other provision in this Agreement, the parties acknowledge the existence of the Chen-Tech Industries, Inc. Pension Plan (the “Plan”) and the parties have agreed it is in their mutual best interest to terminate the Plan as soon as possible after the Closing. In order to terminate the Plan, a number of actions will have to be taken including, but not limited to, determining the actuarial termination liability for the Plan, providing timely notice of the termination to Plan participants, purchasing annuities for Plan participants and notifying the Pension Benefit Guaranty Corporation (the “PBGC”) and the United States Internal Revenue Service (the “IRS”) of the intent to terminate the Plan. The actual cost to terminate the Plan will be determined by an actuary using the pension plan termination guidelines established by the PBGC and the IRS. Should the termination liability exceed the value of the Plan’s assets, the Ko Parties agree to pay all costs associated with the termination of the Plan and indemnify and hold harmless Ladish and Sub from any cost, expense or liability associated with or related to terminating the Plan without regard to any limitations or restrictions contained in Section 9.6 of this Agreement.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

                Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by Buyer) prior to or at the Closing of each of the following conditions:

6.1	Representations and Warranties True of the Closing Date.

                Each of the representations and warranties made by Shareholders and Shannon Ko in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Ko Parties or Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

6.2	Compliance With Agreement.

                The Ko Parties and Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.1.

6.3	Consents and Approvals.

                All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing.

6.4	Title Insurance.

                Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in Section 5.1 hereof.

6.5	Employment Agreements.

                Company, Shannon Ko and Thomas Ko shall have entered into the Employment Agreements referenced in Section 5.14 hereof.

6.6	Real Estate Leases.

                Buyer (or, at Buyer’s option, Company) and the trustees of the Ko Family Trust shall have entered into the Lease referenced in Section 5.15 hereof. In addition, all necessary consents to the transactions described in this Agreement shall have been received from the lessors of other leased Real Property.

7.	CONDITIONS PRECEDENT TO COMPANY’S AND THE KO PARTIES’ OBLIGATIONS

                Each and every obligation of Company and the Ko Parties to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

7.1	Representations and Warranties True on the Closing Date.

                Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

7.2	Compliance With Agreement.

                Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.2.

7.3	Employment Agreements.

                Company, Shannon Ko and Tom Ko shall have entered into the Employment Agreements referenced in Section 5.14 hereof.

7.4	Real Estate Leases.

                Buyer (or, at Buyer’s option, Company) and the trustees of the Ko Family Trust shall have entered into the Lease referenced in Section 5.15 hereof.

8.	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER, COMPANY AND THE KO PARTIES

                Each and every obligation of Buyer, Company and the Ko Parties respectively to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

8.1	Absence of Litigation.

                No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company, the Ko Parties or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

9.	INDEMNIFICATION

9.1	By Shareholders and Shannon Ko.

                Subject to the terms and conditions of this Article 9, each of the Shareholders and Shannon Ko, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers, employees and controlled and controlling persons (hereinafter “Buyer’s Affiliates”) and the Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer’s Affiliates or the Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder and/or Shannon Ko contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material” for purpose of Section 6.1), or (b) the breach of any covenant of any of the Ko Parties contained in this Agreement. As used in this Article 9, the term “Claim” shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

9.2	By Buyer.

                Subject to the terms and conditions of this Article 9, Buyer hereby agrees to indemnify, defend and hold harmless each of the Ko Parties from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed “material” for purposes of Section 7.1), (b) the breach of any covenant of Buyer contained in this Agreement, or (c) Buyer’s operation of the Surviving Corporation post-Closing.

9.3	Indemnification of Third-Party Claims.

                The obligations and liabilities of any party to indemnify any other under this Article 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

9.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party’s duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

9.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defense, compromise, settlement or consent to judgment therein.

9.3.(c) Indemnified Party’s Rights. Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

9.4	Payment.

                The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 9 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

9.5	Indemnification for Environmental Matters.

                Without limiting the generality of the foregoing, each of the Shareholders and Shannon Ko, jointly and severally, agrees to indemnify, reimburse, hold harmless and defend Buyer, Buyer’s affiliates and Company for, from, and against all Claims asserted against, imposed on, or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (A) is related in any way to Company’s or any previous owner’s or operator’s ownership, operation or occupancy of the Business, properties and assets owned or used by Company, and (B) occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date. Likewise, Buyer agrees to indemnify, reimburse, hold harmless and defend each of the Ko Parties for, from and against all Claims asserted against, imposed on or incurred by any such person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that is caused by or results from the operation or occupancy of the business, properties and assets owned or used by the Surviving Corporation post-closing, other than such as may be caused directly by any of the Ko Parties.

9.6	Limitations on Indemnification.

                Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

9.6.(a) Time Limitation. No claim or action shall be brought under this Article 9 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

(i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Section 3.1.(g) or 3.2, and Shareholders and Shannon Ko hereby waive all applicable statutory limitation periods with respect thereto.

(ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 3.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

(iii) Any claim made by a party hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

(iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party’s right to make a claim based on the breach of representation or warranty still surviving.

9.6.(b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 3.1.(g), 3.2, 3.5 or 3.24, and except as otherwise provided in Section 5.16, an Indemnified Party shall not be entitled to indemnification under this Article 9 for breach of a representation or warranty unless the aggregate of the Indemnifying Party’s indemnification obligations to the Indemnified Party pursuant to this Article 9 (but for this Section 9.6.(b)) exceeds $100,000; but in such event, the Indemnified Party shall be entitled to indemnification in full for all breaches of representations and/or warranties. For purposes of this limitation, the Shareholders and Shannon Ko in the aggregate shall be deemed to be a single Indemnifying Party.

9.7	No Waiver.

                The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be “material” for purposes of Section 11.2.

10.	CLOSING

                The closing of this transaction (the “Closing”) shall take place at the offices of Gordon & Rees LLP, 4675 MacArthur Court, Suite 800, Newport Beach, CA 92660, at 9:00 a.m. on such date as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

10.1	Documents to be Delivered by Company and the Ko Parties.

                At the Closing, Company and the Ko Parties shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

10.1.(a) Stock Certificate(s). Stock certificates representing the Company Shares.

10.1.(b) Compliance Certificate. A certificate signed by each Shareholder and by Shannon Ko that each of the representations and warranties made by Shareholders, Shannon Ko and the Company in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and the Ko Parties have performed and complied with all of Company’s and the Ko Parties’ obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

10.1.(c) Certificate of Incorporation; By-Laws. A copy of the By-Laws of Company certified by the secretary of Company, and a copy of the Certificate of Incorporation of Company certified by the Secretary of State of the state of Delaware.

10.1.(d) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

10.1.(e) General Releases. The General Releases referred to in Section 5.4, duly executed by the persons referred to in such Section.

10.1.(f) Resignations. The resignations of all directors of Company, effective as of the Closing Date and in form satisfactory to Buyer’s counsel.

10.1.(g) Employment Agreements. The Employment Agreements referenced in Section 6.5, duly executed by Shannon Ko and Thomas Ko.

10.1.(h) Lease. The Lease referenced in Section 6.6, duly executed by the trustees of the Ko Family Trust.

10.1.(i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

10.2	Documents to be Delivered by Buyer.

                At the Closing, Buyer shall deliver to the Ko Parties the following, in each case duly executed or otherwise in proper form:

10.2.(a) Cash Merger Consideration. A wire transfer, to an account designated by the Shareholders’ Agent, of the cash portion of the Merger Consideration.

10.2.(b) Certificates for Ladish Shares. Certificates representing the Ladish Shares, registered in the names of the Shareholders in proportion to their ownership, prior to the Closing, of Company Shares.

10.2.(c) Compliance Certificate. A certificate signed by an executive officer of Ladish that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Shareholders), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

10.2.(d) Certified Resolutions. A certificate signed by the Secretary of Ladish that the Board of Directors of Ladish authorized and approved this Agreement and the consummation of the transactions contemplated by this Agreement.

10.2.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company or Shareholders by Ladish pursuant to the terms hereof.

10.2.(f) Employment Agreements. The Employment Agreements referenced in Section 6.5, duly executed by Ladish.

10.2.(g) Lease. The Lease referenced in Section 6.6, duly executed by the Company or Buyer.

10.2.(h) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

11.	TERMINATION

11.1	Right of Termination Without Breach.

                This Agreement may be terminated at any time prior to the Closing:

11.1.(a) by mutual written agreement of Buyer and the Ko Parties, or

11.1.(b) by either Buyer or the Ko Parties if the Closing shall not have occurred on or before December 31, 2008, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

11.2	Termination for Breach.

11.2.(a) Termination by Buyer. If (i) there has been a material violation or breach by any of the Ko Parties of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) any of the Ko Parties shall have attempted to terminate this Agreement under this Article 11 or otherwise without grounds to do so, then Buyer may, by written notice to the Ko Parties at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2.(c) hereof.

11.2.(b) Termination by the Ko Parties. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Ko Parties, or (ii) there has been a failure of satisfaction of a condition to the obligations of the Ko Parties which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 11 or otherwise without grounds to do so, then the Ko Parties may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11.2.(c) hereof.

11.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 11.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made (“indemnified party”) from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties’ obligations under Section 12.9.(b) of this Agreement shall survive termination.

12.	MISCELLANEOUS

12.1	Disclosure Schedule.

                The Schedules have been compiled in a bound volume (the “Disclosure Schedule”), executed by the Shareholders and Shannon Ko and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive, and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

12.2	Further Assurance.

                From time to time, at Buyer’s request and without further consideration, Company and the Ko Parties will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

12.3	Disclosures and Announcements.

                Announcements concerning the transactions provided for in this Agreement by Buyer, Company or the Ko Parties shall be subject to the approval of the other parties in all essential respects, except that approval of the Ko Parties or Company shall not be required as to any statements and other information which Buyer may submit to the SEC, Buyer’s lenders or Buyer’s stockholders or be required to make pursuant to any rule or regulation of the SEC or the Nasdaq Stock Market, or otherwise required by law.

12.4	Assignment; Parties in Interest.

12.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Ko Parties hereunder.

12.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

12.5	Law Governing Agreement.

                This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any disputes regarding this Agreement between the Buyer and the Shareholders which cannot be reasonably resolved between the parties shall be under the exclusive jurisdiction of the Wisconsin Circuit Court in Milwaukee Country, Wisconsin.

12.6	Amendment and Modification.

                Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and the Shareholders’ Agent.

12.7	Notice.

                All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

Ladish Co., Inc. 5481 S. Packard Avenue Cudahy, WI 53110 Attention: Wayne E. Larsen Facsimile: (414) 747-2890

(with a copy to)

Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202-5306 Attention: John M. Olson Facsimile: (414) 297-4900

or to such other person or address as Buyer shall furnish to the Ko Parties in writing.

(b)	If to the Ko Parties, to:

Chen-Tech Industries, Inc. 9 Wrigley Irvine, CA 92618 Attention: Shannon Ko Facsimile: (949) 855-1591

(with a copy to)

Gordon & Rees LLP 101 W. Broadway, Suite 2000 San Diego, CA 92101 Attention: Richard T. Clampitt Facsimile: (619) 696-7124

or to such other person or address as the Ko Parties shall designate as a successor.

                If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Delivery as provided above shall constitute delivery to all Shareholders. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

12.8	Shareholders’Agent.

                The Ko Parties hereby irrevocably appoint Shannon Ko as their agent and attorney-in-fact (“Shareholders’ Agent”) to act in all matters hereunder on their behalf jointly. The power granted hereby includes, without limitation, the power to receive funds and securities due to any Shareholder hereunder; to give and receive notices; to amend, modify, supplement and give waivers and consents under this Agreement; and to execute and deliver, on behalf of the Ko Parties and each of them, any instrument, certificate, or other document of any type whatsoever, with the effect of binding each and all of the Ko Parties.

12.9	Expenses.

                Regardless of whether or not the transactions contemplated hereby are consummated:

12.9.(a) Brokerage. The Ko Parties and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and the Ko Parties represent and warrant that there is no broker involved on behalf of Company) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder’s fees in connection with the execution of this Agreement or the transactions provided for herein.

12.9.(b) Expenses to be Paid by the Ko Parties. The Ko Parties shall pay, and shall jointly and severally indemnify, defend and hold Buyer and Company harmless from and against, each of the following:

(i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

(ii) Title Insurance Premiums. All premiums for the issuance of the title insurance policies issued pursuant to Section 6.4 hereof.

(iii) Professional Fees. All fees and expenses of their own and Company’s legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

12.9.(c) Expenses to be Paid by Buyer. Buyer shall pay, and shall indemnify, defend and hold the Ko Parties harmless from and against, the fees and expenses of Buyer’s legal, accounting and other professional counsel in connection with the transactions contemplated hereby.

12.9.(d) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

12.9.(e) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys’ fees and prejudgment interest.

12.10	Entire Agreement.

                This instrument, together with the Ancillary Instruments, embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

12.11	Counterparts.

                This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12	Headings.

                The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

12.13	Glossary of Terms.

                The following sets forth the location of definitions of certain capitalized terms defined in the body of this Agreement:

“Affiliate” — Section 3.8.(k)

“Ancillary Instruments” — Section 3.2.(a)

“Buyer” — Recital C

“Buyer’s Affiliates” — Section 9.1

“CERCLA” — Section 3.11.(c)

“Claim” — Section 9.1

“Closing” — Preamble to Article 10

“Closing Date” — Section 10

“Code” — Section 3.5.(g)

“Company Employees” — Section 3.16.(a)

“Disclosure Schedule” — Article 12

“Effective Time” — Section 1.2.(a)

“Employee Plans/Agreement(s)” — Section 3.16.(a)

“Environmental Laws” — Section 3.11.(c)

“ERISA” — Section 3.16.(a)

“Government Entities” — Section 3.3

“Indemnified Party” — Section 9.3.(a)

“Indemnifying Party” — Section 9.3.(a)

“Ladish Shares” — Section 1.3.(a)

“Laws” — Section 3.3

“Lien” — Section 3.12.(a)

“Litigation” — Section 3.10

“Merger Consideration” — Section 1.3.(a)

“Orders” — Section 3.3

“PBGC” — Section 3.16.(b)(ii)

“Permitted Debt” — Section 3.1(g)

“Products” — Section 3.20

“Real Property” — Section 3.12.(c)

“Recent Balance Sheet” — Section 3.4

“Securities and Exchange Commission” — 3.26

“Shareholders’ Agent” — Section 12.8

“Trade Rights” — Section 3.18

“Valuation Period” — Section 2.2

“Waste” — Section 3.11.(c)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LADISH ACQUISITION COMPANY	SHAREHOLDERS:
The Ko Family Trust
dated August 7, 1998, as amended
By: /s/ Wayne E. Larsen
Wayne E. Larsen, Vice President
Law/Finance	/s/ Shannon J. S. Ko
By: Shannon J. S. Ko, Trustee
/s/ Amy F. M. Ko
By: Amy F. M. Ko, Trustee
LADISH CO., INC.	The Shannon J. S. Ko Irrevocable Trust
dated June 25, 2008
By: /s/ Wayne E. Larsen	/s/ Gregory T. Ko
Wayne E. Larsen, Vice President	By: Gregory T. Ko, Trustee
Law/Finance
The Amy F. M. Ko Irrevocable Trust dated June 25, 2008
/s/ Gregory T. Ko
By: Gregory T. Ko, Trustee
The Ko Family Irrevocable Trust
dated July 22, 2008
/s/ Tom T. M. Ko
By: Tom T. M. Ko, Trustee
/s/ Gregory T. Ko
By: Gregory T. Ko, Trustee

CHEN-TECH INDUSTRIES, INC.
By: /s/
/s/ Shannon J. S. Ko
Shannon J. S. Ko, in his individual capacity
/s/ Tom T. M. Ko
Tom T. M. Ko, in his individual capacity
/s/ Amy F. M. Ko
Amy F. M. Ko, in her individual capacity